                                   EXHIBIT 11

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
Computations of Earnings per Share
For the period ended June 30, 1995
(Unaudited) (In thousands, except per share amounts)

    COMUPTATION OF EARNINGS PER SHARE
    June 30, 1995




                                                         Primary                        Fully Diluted
                                                    -------------------              ------------------
                                                    Quarter      Y-T-D               Quarter     Y-T-D
                                                    -------     -------              -------    -------
    Net income                                      $10,250     $18,551              $10,250    $18,551

    Interest expense on $7,493,859, 12.75%
      convertible subordinated debentures                                                239        478

    Interest expense on $9,957,000, 7.50%
      convertible subordinated debentures                                                187        373

    Tax effect @ 35.00%                                                                 (151)      (300)
                                                    -------     -------              -------     -------

    Net income                                      $10,250     $18,551              $10,525    $19,102
                                                    -------     -------              -------     -------





    Average shares outstanding                       12,225      12,079               12,225     12,079
    Effect of stock options                             111         108                  111        108
                                                    -------     -------              -------    -------
    Primary average shares outstanding               12,336      12,187               12,336     12,187
                                                    -------     -------              -------    -------

    Contingent shares:
     Addtional effect of stock options                                                     4          8

     Effect of convertible debentures:
      $7,493,859 / $18.25                                                                411        411
      $9,957,000 / $28.00                                                                356        356
                                                                                     -------    -------
    Fully diluted average shares outstanding                                          13,107     12,962
                                                                                     -------    -------

    Earnings per share:
                                                    -------     -------              -------    -------
    Net income                                        $0.83       $1.52                $0.80      $1.47
                                                    -------     -------              -------     -------




    See Notes to the Unaudited Condensed Consolidated Financial Statements.